Exhibit 99.1

NOBLE INTERNATIONAL REPORTS SECOND QUARTER EPS OF $0.41

WARREN, MI – JULY 20, 2005 Noble International, Ltd. (NASDAQ: NOBL) (“Noble” or the “Company”) posted diluted earnings per share of $0.41 for the second quarter of 2005 ended June 30. Earnings for the second quarter of 2005 included a pre-tax charge of $0.2 million related to the write-off of a non-core investment. In the second quarter of 2004, Noble posted diluted earnings of $0.40 per share. Net earnings for the first half of 2005 were $0.81 per diluted share versus $0.76 per diluted share in the first half of 2004.

SECOND QUARTER RESULTS

Revenue in the second quarter of 2005 was $91.6 million compared to $87.4 million last year. Newer vehicle programs, higher steel content in sales and the addition of the Silao, Mexico facility contributed to revenue growth during the most recent quarter, despite a 2% decline in North American light vehicle production.

Gross profit for the second quarter increased to $10.0 million from $9.8 million last year. Gross margin for the second quarter of 2005 was 10.9% of sales compared to 11.2% of sales in 2Q04. The gross margin for the second quarter of 2005 was adversely impacted by a higher proportion of steel content in the revenue mix as well as production cuts on some of Noble’s programs as customers reduced inventories ahead of changeover to updated versions of those vehicles.

Selling, general and administrative expenses (“SGA”) declined slightly in the second quarter of 2005 to $3.6 million. SGA as a percentage of sales declined to 3.9% from 4.2% in the second quarter of 2005, continuing the downward trend from the first quarter of this year.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) in the second quarter of 2005 were $9.1 million, up from $8.9 million in the year-ago second quarter. Net Interest and Other expense for the second quarter of 2005 was $0.6 million. Last year’s net Interest and Other expense for the second quarter was reduced by a gain of $0.6 million on a change in the fair value of the convertible option derivative liability on Noble’s 4% Convertible Notes (“Notes”). As previously reported, in November 2004, the Company and the holders of the Notes amended the Note terms to eliminate the convertible option derivative liability.

Pre-tax income from continuing operations for the second quarter of 2005 was $5.8 million versus $6.1 million in the year-ago second quarter. Pre-tax income in the second quarter of 2005 includes a $0.2 million charge to write off a non-core investment while pre-tax income in 2Q04 included a $0.6 million non-cash gain on the value of the convertible option derivative liability. Income tax expense for both the second quarter of 2005 and 2004 was $2.0 million.

A recent change in tax law in a state in which Noble operates caused an increase in taxes payable in that state . A higher effective tax rate of 34.2% in the second quarter of 2005 compared to 32.5% last year reflects this increased state tax liability in 2005 as well as the non-tax effected gain on the change in value of the option derivative liability in 2004. Net income in the second quarter of 2005 was $3.8 million versus $4.1 million, which includes the non-cash, non-tax effected gain of $0.6 million related to the option derivative liability.

FIRST HALF RESULTS

Revenue for the first half of 2005 rose to $178.3 million from $169.0 million. Revenue growth for 2005 to date is attributable to newer vehicle programs, growth in steel content and the addition of the Silao, Mexico facility more than offsetting lower production on some model lines and an overall North American light vehicle production decline of more than 3% year-to-date.

Gross profit for the first six months of 2005 was $19.7 million, down from $19.9 million for the same period of 2004. As a percentage of sales, the gross margin in the first half of 2005 was 11.0% versus 11.8% a year ago. The decline in the gross margin percentage was due primarily to an increase in steel content as a proportion of the total revenue mix, as well as production cuts by customers on some higher volume programs.

SGA expense for the first half of 2005 declined to $6.8 million, or 3.8% of sales, from $7.9 million, or 4.7% of sales in the first half of 2004. In addition to the success of Noble’s cost-control efforts, during 1Q05 the Company recovered a receivable previously written off. Operating profit in the first half of this year totaled $12.9 million versus $12.0 million, with lower SGA expense this year more than offsetting the slight decline in gross profit.

EBITDA for the first half of this year was $18.6 million compared to $17.4 million in the first half of 2004. Net Interest and Other expense during the first half of both 2005 and 2004 was $0.9 million. Last year’s first half results included the $0.6 million non-cash gain on the change in fair value of the option derivative liability in the second quarter of 2004.

Pre-tax income for the first six months of 2005 totaled $12.0 million, up from $11.1 million for the first half of 2004. Income tax expense was $4.4 million versus $3.7 million in the first half of 2004. The higher effective tax rate of 36.8% for the first six months of 2005 compared to an effective tax rate of 33.1% in the first six months of 2004 was driven primarily by the change in state tax law in 2005 that caused an increase in income taxes payable in that state in 2005 as well as the non-tax effected gain on the convertible option derivative liability in 2004. Net income for the first half of 2005 totaled $7.6 million versus $7.4 million last year. Net income for the first half of 2004 included the gain of $0.6 million from the non-cash gain on the value of the convertible option derivative liability.

NEW BUSINESS AWARDS

Noble recently received several new business awards to provide laser-welded blanks for new vehicles. Noble was selected by four automakers to supply LWBs for six vehicle platforms which are expected to include 11 separate models. The six platforms include two light truck programs, two crossover vehicles, a minivan and a passenger car. For one light truck program, Noble will supply both LWBs and blanking services from its Silao, Mexico facility. These programs are in addition to the Dodge Durango program that was previously announced.

Including the program re-sourced to Noble by the Chrysler Group, recently awarded programs are expected to contribute approximately $75 million in annualized revenue. The programs are expected to enter production during the second half of 2005 and throughout 2006. Of the $75 million total annualized revenue, approximately $55 million per year is incremental business for Noble, before normal program attrition.

MANAGEMENT COMMENTARY AND GUIDANCE

Christopher L. Morin, Noble’s President and Chief Executive Officer, stated, “As we exited the second quarter, Noble’s competitive position and growth prospects were at the highest levels in the Company’s history. We continue to move forward as we add new programs to our revenue stream, expand our customer relationships and continuously improve our operations. Our performance during the second quarter of 2005 demonstrated Noble’s improved competitive position. Noble is one of only a few suppliers to the automotive industry that is growing in a difficult environment. Our results were negatively affected by lower production of a few platforms during the quarter as they undergo an update cycle this summer and fall. Helping to offset these declines was growth in newer vehicles for which Noble supplies LWBs.”

Mr. Morin continued, stating, “We recently announced that we were awarded approximately $75 million in annualized new business. These successes demonstrate the effectiveness of our value-based selling and the overall quality and value Noble delivers to customers every day. It’s an effective combination that is driving growth and we expect more to come.”

Noble’s Chief Financial Officer, Jay J. Hansen, commented on the Company’s second quarter financial results, “We’re pleased that we were able to post higher earnings from operations during the second quarter despite some unfavorable revenue mix issues and a non-operating charge that adversely impacted our reported results. The $0.2 million pre-tax write-off of a non-core investment and production declines in some of our higher-volume programs negatively impacted our operating results. However, updated models are being introduced this spring and summer, with additional new programs being launched by the end of the year. As we move into 2006, our performance should continue to improve as our revenue grows.”

Mr. Hansen commented on Noble’s outlook, “We remain comfortable with our full-year 2005 earnings estimate of $1.55 to $1.60 per diluted share from continuing operations. We expect significant growth in the fourth quarter of 2005 as new and updated programs launch and ramp up toward the end of this year. Our current outlook is for results in the third quarter of 2005 to lag results for the third quarter of 2004. Some of our customers have taken longer summer shutdowns this year to reduce inventory levels, while some other programs are being refreshed and re-launched. We also expect to incur some short-term costs such as higher freight expense in transitioning some work that was re-sourced to Noble from another supplier. These temporary costs are likely to offset the contribution of additional revenue for much of the remainder of 2005 although we expect a positive contribution in 2006 and beyond.”

FINANCIAL GUIDANCE

Management affirms its 2005 earnings guidance of $1.55 – $1.60 per diluted share, excluding non-operating items. The Company expects revenue of $340 – 350 million for the year. EBITDA is projected to be between $34 million and $36 million for the year. Capital spending is budgeted at $ 10 – 12 million. Noble plans to provide guidance for 2006 in conjunction with the release of its third quarter 2005 operating results.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “EBITDA” (a non-GAAP financial measure). EBITDA represents earnings from continuing operations before income tax, plus interest expense, depreciation and amortization.

EBITDA is not presented as, and should not be considered an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but are presented because they are widely accepted financial indicators of a company’s ability to incur and service debt. While widely used, however, EBITDA is not identically calculated by companies presenting EBITDA and is, therefore, not necessarily an accurate means of comparison and may not be comparable to similarly titled measures disclosed by other companies.

Management believes that EBITDA is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses EBITDA for planning and forecasting in future periods.

For a reconciliation of EBITDA to net income from continuing operations, see the attached financial information and supplemental data.

SAFE HARBOR STATEMENT

Noble International, Ltd. is a leading supplier of automotive parts, component assemblies and value-added services to the automotive industry. As an automotive supplier, Noble provides design, engineering, manufacturing, complete program management and other services to the automotive market. Noble delivers integrated component solutions, technological leadership and product innovation to original equipment manufacturers (OEMs) and Tier I automotive parts suppliers thereby helping its customers increase their productivity while controlling costs.

Certain statements made by Noble International, Ltd. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company’s goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble’s public filings with the Securities and Exchange Commission. Noble does not intend or undertake any obligation to update any forward looking statements. For more information see www.nobleintl.com.

For more information contact:

Greg L. Salchow

Noble International, Ltd.

(586) 751-5600

NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except share and per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2005	2004	2005
Net sales	$87,392	$91,596	$168,996	$178,346
Cost of sales	77,608	81,612	149,057	158,676

Gross margin	9,784	9,984	19,939	19,670
Selling, general and administrative expenses	3,640	3,600	7,892	6,777

Operating profit	6,144	6,384	12,047	12,893
Interest income	66	134	163	242
Interest expense	(891)	(709)	(2,007)	(1,387)
Gain on value of convertible option derivative liability	595	—	595	—
Other, net	217	(21)	344	273

Earnings from continuing operations before income taxes	6,131	5,788	11,142	12,021
Income tax expense	1,990	1,980	3,693	4,421

Earnings on common shares from continuing operations	4,141	3,808	7,449	7,600

Discontinued operations:
(Loss) from discontinued operations	—	—	(121)	—
Gain on sale of discontinued operations	—	—	121	—

Net earnings on common shares	$4,141	$3,808	$7,449	$7,600

Basic earnings (loss) per common share:
Earnings per share from continuing operations	$0.45	$0.41	$0.78	$0.82
(Loss) from discontinued operations	—	—	(0.01)	—
Gain on sale of discontinued operations	—	—	0.01	—

Basic earnings per common share	$0.45	$0.41	$0.78	$0.82

Diluted earnings (loss) per common share
Earnings per share from continuing operations	$0.40	$0.41	$0.76	$0.81
(Loss) from discontinued operations	—	—	(0.01)	—
Gain on sale of discontinued operations	—	—	0.01	—

Diluted earnings per common share	$0.40	$0.41	$0.76	$0.81

Dividends declared and paid	$0.10	$0.10	$0.20	$0.20

Basic weighted average common shares outstanding	9,116,063	9,281,838	9,015,707	9,272,435
Diluted weighted average common shares outstanding	10,632,661	9,357,203	10,065,438	9,350,477

EBITDA from continuing operations:
Earnings on common shares from continuing operations	$4,141	$3,808	$7,449	$7,600
Income tax expense	1,990	1,980	3,693	4,421
Depreciation	2,400	2,590	4,702	5,081
Amortization	101	52	155	104
Gain on value of convertible option derivative liability	(595)	—	(595)	—
Interest expense	891	709	2,007	1,387

EBITDA from continuing operations	$8,928	$9,139	$17,411	$18,593

NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31 2004	Unaudited June 30 2005
ASSETS
Current Assets:
Cash and cash equivalents	$17,551	$10,698
Accounts receivable, trade, net	51,895	62,132
Inventories, net	20,588	18,461
Other current assets	5,074	4,559

Total Current Assets	95,108	95,850

Property, Plant & Equipment, net	49,759	50,473

Other Assets:
Goodwill	20,287	21,998
Other intangible assets, net	1,967	1,870
Other assets, net	11,597	10,479

Total Other Assets	33,851	34,347
Assets Held for Sale	3,760	3,760

Total Assets	$182,478	$184,430

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$52,736	$47,959
Accrued liabilities	3,229	4,320
Current maturities of long-term debt	254	—
Income taxes payable	2,311	1,826

Total Current Liabilities	58,530	54,105

Long-Term Liabilities:
Deferred income taxes	5,994	5,968
Convertible subordinated debentures, net of discount	38,371	38,731

Total Long-Term Liabilities	44,365	44,699

Stockholders’ Equity
Common stock	9	9
Additional paid-in capital	53,782	54,050
Retained earnings	24,184	29,923
Accumulated other comprehensive income, net	1,608	1,644

Total Stockholders’ Equity	79,583	85,626

Total Liabilities & Stockholders’ Equity	$182,478	$184,430